Exhibit 17.1

From: Robert Flexon < [***]
Sent: Thursday, October 30, 2025 12:18 PM
To: Robert Powelson < [***] >; Wood, Mark D. < [***] >
Cc: Denise Wilson < [***] >
Subject: Resignation

EXTERNAL EMAIL – EXERCISE CAUTION

Rob / Mark

Effectively immediately I resign from my position as a director Capstone.

Due to my resignation I have not [***] as to the talking points as suggested by directors that [***] may not be done by [***] or that [***].

I have communicated to [***] that the Company at this time has not decided which strategic path to take which, among other things, is also the reason for my resignation.

Bob Flexon.